EXHIBIT 10.2

huronconsultinggroup.com | 550 W. Van Buren St. • Chicago, IL 60607

June 2, 2019

PROPRIETARY AND CONFIDENTIAL

James H. England

Chairman of the Board

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, CT 06810

Dear Mr. England:

On behalf of Huron Consulting Services LLC (“Huron”), I am pleased to confirm our amended engagement to provide FuelCell Energy, Inc. (“you” or the “Company”) certain services related to Company's restructuring and contingency planning initiatives.

This letter (the “Engagement Letter’) and the attached General Business Terms (together, the “Agreement”) confirms the agreement between Huron and the Company and the terms of our engagement, including our mutual understanding and agreement regarding the services to be provided and the manner in which Huron will bill and be paid for these services. If there is any conflict between the terms of the Engagement Letter and the General Business Terms, the Engagement Letter shall control in all respects.

Objectives and Scope

We understand the engagement objectives and scope to be to assume the roles of Chief Restructuring Officer (“CRO”) and Deputy Chief Restructuring Officer (“DCRO”), (collectively the “Executives”) reporting directly to the Board of Directors (the "Board"). This engagement letter amends and supersedes our initial engagement letter with FuelCell Energy, Inc., executed on March 15, 2019 and later amended on April 12, 2019.

Our Services

We will make available to the Company the services of the Executives whose responsibilities would include the following, as and to the extent directed by the Board:

A.	Managing key restructuring initiatives including:
1.	Liquidity and related activities
2.	Forecasting, and projecting financial or operational models including:
i.	Economic impacts of restructuring initiatives and events
ii.	Underlying performance of operating divisions and units
iii.	Cost saving initiatives
3.	Managing risks and opportunities of key restructuring initiatives
4.	Taking key actions required to restructure the business
5.	Assisting in negotiations with significant constituents

4846-2669-5064.1

huronconsultinggroup.com | 550 W. Van Buren St. • Chicago, IL 60607

6.	Identifying and executing performance improvement initiatives including revenue enhancements, as authorized by the board
7.	Reviewing commercial activities and related transactions as directed by the board

B.	Directing the Company’s management team. The Executive will have authority:
1.	Manage and control the Company’s cash activities, including disbursements
2.	Execute contracts, agreements or other documents in the ordinary course, with appropriate guidance from the board

C.	Preparing and delivering briefings to the board

D.	Directing the Company's activities during a Chapter 11 proceeding (if applicable) and/or period of restructuring, by working with the Company’s attorneys and key constituents

E.	Working with the Company’s investment banker to provide due diligence support for transactions being pursued and managing prospective counterparties

F.	Analyzing prospective sales or divestures of operations and assets including:
1.	Evaluating any offers for the Company as a whole or in part
2.	Assisting in the liquidation of assets or business units, as necessary

G.	Conducting contingency planning exercises intended to maximize value of the estate

H.	Providing bankruptcy case management activities (if applicable) including:
1.	Serving as the authorized representative of the Debtors
2.	Providing expert reports and testimony, if necessary (or managing the retention of potential 3rd party experts)
3.	Leading the preparation and review of customary financial reporting required by Debtors
4.	Managing the requests and direct inquiries of US Trustee and statutory committees

Huron shall cause the Executives to perform their respective duties and responsibilities in a diligent, efficient, and faithful manner and to the best of their respective abilities.  The Executives shall take responsibility for leading the implementation of Board-approved operational and financial restructuring initiatives, in accordance with the Company’s by-laws and in compliance with applicable provisions of state and federal law.

The Executives will report to the Board and/or a restructuring committee comprised of board members if such a committee is appointed by the Board during the term of this Agreement. The Executives will not attest to financial events, reports, or other facts which precede their appointment in that capacity.

huronconsultinggroup.com | 550 W. Van Buren St. • Chicago, IL 60607

Huron may provide additional resources or services to you beyond those described herein, if agreed upon by Huron and the Board or its designated committee. You agree to pay for such additional work at Huron's standard rates. The Executives cannot make any decision to use Huron for additional services without the Board’s and/or a restructuring committee's approval.

This engagement will begin on June 2, 2019 and end upon written notice by either party.

Unless the Board otherwise agrees, Huron shall cause the Executives to devote substantial efforts to the business and affairs of the Company:  provided, however, that the Executives may be available to Huron for activities relating to the normal course of its business (including marketing Huron and directing associates or affiliates of Huron who may be working on other projects on its behalf) to the extent such activities do not materially interfere with the performance of their duties to the Company hereunder.

Without adjustment to Huron’s compensation hereunder, each of the Executives shall be entitled to the same time off as he or she would otherwise receive in the form of vacation, sick time, personal days and holidays in his position if he were an employee of the Company (without requirement of vesting or accrual); provided, however, that no period of absence from the Company by any Executive for sick time or personal days may exceed two (2) consecutive weeks without the prior approval of the Board.

Any financial or other model that we create as part of our Services will be unique to this engagement, based on specific circumstances and assumptions, and may not be appropriate for use when those circumstances and assumptions change. Deliverables may not be shared with any third party without Huron’s prior written consent. Use and dissemination of deliverables is addressed in further detail in the accompanying General Business Terms.

Huron is a management consulting firm and not a CPA firm. Huron does not provide attest services, audits, or other engagements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA “) or promulgated by the Public Company Accounting Oversight Board (“PCAOB”).  The procedures Huron will perform are for the purposes of responding to the services outlined in this Engagement Letter and will not include independent verification of information provided by management, financial statement balances or internal controls, the performance of which might reveal additional information that could affect the findings of our work. Accordingly, we will express no opinion or other form of assurance on any financial statements, management representations of other Company-derived data accompanying or included in our work.

Approach

Laura Marcero, Managing Director at Huron, will serve as the Company's CRO. Lee Sweigart, Senior Director at Huron, will serve as DCRO. Huron may also provide financial advisory services and other resources as required to execute activities described in the scope herein. While we will attempt to comply with your requests for specific individuals, we retain the right to assign and reassign our personnel, as appropriate, to perform the services. If any factors arise that are beyond our control that would affect the availability of our staff, such as death, illness, disability, or a career change, we will notify you immediately, and subject to your approval, provided such approval shall not be unreasonably withheld, we will assign a replacement executive with substantially equivalent skills experience and expertise.

huronconsultinggroup.com | 550 W. Van Buren St. • Chicago, IL 60607

Your Responsibilities

You agree to provide all Huron personnel acting as officers of the Company the most favorable indemnities provided by the Company to its officers and directors, whether under the Company’s by-laws, partnership agreement, by contract or otherwise.  This indemnification is in addition to the indemnification afforded Huron under the accompanying General Business Terms.  You shall provide Huron with an executed copy of the resolution of your governing body appointing the Huron resource(s) to the offices in question.  Until Huron receives such a resolution, the Huron personnel will assist the Company as advisors, and not act as its officers. The Company shall also provide such Huron personnel full coverage under applicable Company insurance policies that protect officers and directors from liability.  A copy of each applicable policy, including endorsements, shall be furnished to Huron subsequent to the execution of this Engagement Letter. Certificates of insurance evidencing the coverage contemplated by the foregoing shall also be furnished to Huron

Except as stated in this Engagement Letter, the risk of loss with respect to the Company’s operations and assets shall be borne by the Company.  Huron shall not be deemed to have assumed or be liable for any claim, liability, or obligation of the Company whether known or unknown, fixed or contingent accrued or un-accrued.  Except as otherwise required by applicable law, any reference to the nature or results of Huron’s work may not be communicated to the public through public relations media, news media, sales media, or any other means without the prior written consent of both parties.

In the event the Company files a petition for relief under Chapter 11 of the Bankruptcy Code, (a) the Company agrees to file an appropriate motion prepared in consultation with Huron as to matters relating to our retention by the Company and provision of Services as contemplated hereunder, on the first day of the bankruptcy case, which seeks the approval of the immediate assumption of this Agreement by the Company, and (b) this Agreement shall be subject to the entry of a final order of the Court approving the assumption of this Agreement, and (c) Huron shall not be required to perform any additional services under this Agreement until the entry of the Court’s order approving the assumption of the Agreement or, if this Agreement is deemed not to be an executory contract, an order authorizing the employment of Huron under the terms of this Agreement.  The order approving the Company’s assumption of this Agreement or, if this Agreement is deemed not to be an executory contract, the order authorizing the engagement of Huron must be acceptable to Huron in its sole discretion.

Our services are based on assumptions, representations and information supplied by you.

The successful delivery of our services, and the fees charged, are dependent on (i) your timely and effective completion of your responsibilities, (ii) the accuracy and completeness of any assumptions, and (iii) timely decisions and approvals by your management. You will be responsible for any delays, additional costs, or other liabilities caused by any deficiencies in the assumptions or in carrying out your responsibilities.

huronconsultinggroup.com | 550 W. Van Buren St. • Chicago, IL 60607

Fees and Expenses

We will bill on an hourly basis based on the actual hours worked and the following range of standard hourly billing rates (which may be subject to adjustment from time to time):

Title	Rate Range
Managing Director	$750 – $1025
Senior Director	$685 – $790
Director	$550 – $675
Manager	$425 – $525
Associate	$420

Out of pocket expenses (including transportation, lodging, meals, communications, supplies, copying, etc.) will be billed at the actual amounts incurred.  Out of pocket expenses also include reasonable fees and expenses of attorneys consulted or engaged by Huron to assist it with matters under this Agreement, such as retention applications, fee applications, and collection of fees and expenses.

Travel time during which no work is performed shall be itemized separately and billed at fifty percent (50%) of regular hourly rates.

The Company shall pay Huron a success fee of $500,000 based upon a successful restructuring, including but not limited to a resolution involving right sizing or extension of the business, and/or asset sales, and/or an extension of refinancing of the Company’s credit facility, or other events that the Board deems worthy of a success fee.

We will bill on a weekly basis.  Our invoices are due upon presentation.  Amounts remaining outstanding for more than 20 days (past due) will be subject to an interest charge of 1.5% per month from the date of invoice.  We reserve the right to suspend further services until payment is received on past due invoices, in which event we will not be liable for any resulting loss, damage or expense connected with such suspension.  We understand that our bills should be sent to:

Michael Bishop

Chief Financial Officer

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, CT 06810

(with Mr. England to be copied on such transmissions)

Retainer

We will require an additional retainer of $200,000 for a total retainer balance of $400,000 before we can commence work.  The retainer will be applied as follows:

(1) In the case of a bankruptcy, immediately prior to the filing of bankruptcy petitions by the Company and its domestic subsidiaries, we will apply the retainer to all amounts due to us.  The amount drawn against the retainer may include an estimate for fees and expenses incurred by

huronconsultinggroup.com | 550 W. Van Buren St. • Chicago, IL 60607

us but not yet billed prior to the date you intend to file your petition for bankruptcy protection.  The precise amount due to us as of your petition date will be determined upon the final recording of all of our time and expense charges.  The excess retainer, if any, will be held by us for application to post-petition fees and expenses that are finally allowed by a bankruptcy court.  If no such fees are allowed on a final basis by a bankruptcy court the excess retainer will be refunded to you at the conclusion of the engagement; or

(2) if you do not file a bankruptcy petition, the retainer will either be applied to our final invoice to you or will be refunded to you at the conclusion of the engagement.

Business Terms

The attached General Business Terms apply to this engagement.

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Please indicate your agreement with these terms by signing and returning to me the enclosed copy of this letter.  This engagement and the enclosed terms will become effective upon our receipt of your signed copy.  We appreciate the opportunity to be of service to you and look forward to working with you on this engagement.

huronconsultinggroup.com | 550 W. Van Buren St. • Chicago, IL 60607

Sincerely,

HURON CONSULTING SERVICES LLC

Laura Marcero

Managing Director

Attachments:General Business Terms

Acknowledged and Accepted:

FuelCell Energy, Inc.

By:	/s/ Laura Marcero

Title:	Managing Director

Date:	June 2, 2019

huronconsultinggroup.com | 550 W. Van Buren St. • Chicago, IL 60607

Attachment to Engagement Letter dated June 2, 2019 between

Huron Consulting Services LLC and FuelCell Energy, Inc.

GENERAL BUSINESS TERMS

These General Business Terms, together with the Engagement Letter (including any and all attachments, exhibits and schedules) constitute the entire understanding and agreement (the “Agreement”) between us with respect to the services and deliverables described in the Engagement Letter.  If there is a conflict between these General Business Terms and the terms of the Engagement Letter, these General Business Terms will govern, except to the extent the Engagement Letter explicitly refers to the conflicting term herein. Our Services and Deliverables We will provide the services and furnish the deliverables (the “Services”) as described in our Engagement Letter and any attachments thereto, as may be modified from time to time by mutual consent.

1. Independent Contractor We are an independent contractor and not your employee, agent, joint venturer or partner, and will determine the method, details and means of performing our Services. We assume full and sole responsibility for the payment of all compensation and expenses of our employees and for all of their state and federal income tax, unemployment insurance, Social Security, payroll and other applicable employee withholdings.

2. Fees and Expenses (a) Our fees and payment terms are set out in our Engagement Letter. Those fees do not include taxes and other governmental charges (which will be separately identified in our invoices.) In the event you request that we perform some or all of the Services outside of the United States, we may issue the resulting invoice from a Huron affiliate located in the country where such Services are performed.

(b) You acknowledge that where out-of-town personnel are assigned to any project on a long-term basis (as defined from time to time in the applicable provisions of the Internal Revenue Code and related IRS regulations, and currently defined, under IRC Section 162, as a period of time reasonably expected to be greater than one year), the associated compensatory tax costs applied to out-of-town travel and living expenses also shall be calculated on an individual basis, summarized, and assessed to such personnel. In such cases, the expenses for which you shall reimburse us hereunder shall be deemed to include the estimated incremental compensatory tax costs associated with the out-of-town travel and living expenses of our personnel, including tax gross-ups. We shall use reasonable efforts to limit such expenses.

(c) We reserve the right to suspend Services if invoices are not timely paid, in which event we will not be liable for any resulting loss, damage or expense connected with such suspension.

4. Taxes (a) You will be responsible for and pay all applicable sales, use, excise, value added, services, consumption and other taxes and duties associated with our performance or your receipt of our Services, excluding taxes on our income generally.  You will provide us with a copy of your certificate of tax-exemption, if applicable.

huronconsultinggroup.com | 550 W. Van Buren St. • Chicago, IL 60607

(b) If you are required by the laws of any foreign tax jurisdiction to withhold income or profits taxes from our payment, then the amount payable by you upon which the withholding is based shall be paid to us net of such withholding.  You shall pay any such withholding to the applicable tax authority.  However, if after 120 days of the withholding, you do not provide us with official tax certificates documenting remittance of the taxes, you shall pay to us an amount equal to such withholding.  The tax certificates shall be in a form sufficient to document qualification of the taxes for the foreign tax credit allowable against our corporation income tax.

5. Confidentiality and Privacy (a) With respect to any information supplied in connection with this engagement and designated by either of us as confidential, or which the other should reasonably believe is confidential based on its subject matter or the circumstances of its disclosure (“Confidential Information”), the other agrees to protect the confidential information in a reasonable and appropriate manner, and use confidential information only to perform its obligations under this engagement and for no other purpose. This will not apply to information which is: (i) publicly known, (ii) already known to the recipient, (iii) lawfully disclosed by a third party, (iv) independently developed, (v) disclosed pursuant to legal requirement or order, or (vi) disclosed to taxing authorities or to representatives and advisors in connection with tax filings, reports, claims, audits and litigation.

(b) Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon request by the disclosing party; provided that the receiving party may retain other archival copies for recordkeeping or quality assurance purposes and receiving party shall make no unauthorized use of such copies.

(c) We agree to use any personally identifiable information and data you provide us only for the purposes of this engagement and as you direct, and we will not be liable for any third-party claims related to such use.  You agree to take necessary actions to ensure that you comply with applicable laws relating to privacy and/or data protection, and acknowledge that we are not providing legal advice on compliance with the privacy and/or data protection laws of any country or jurisdiction.

(d) At the conclusion of the engagement, we have the right to use your name, logo and a general description of the engagement in our marketing materials and traditional tombstone advertising.

6. Our Deliverables and Your License Upon full and final payment of all amounts due us in connection with this engagement, all right, title and interest in the deliverables set out in our Engagement Letter will become your sole and exclusive property, except as set forth below.  We will retain sole and exclusive ownership of all right, title and interest in our work papers, proprietary information, processes, methodologies, know-how and software (“Huron Property”), including such information as existed prior to the delivery of our Services and, to the extent such information is of general application, anything which we may discover, create or develop during our provision of Services for you. To the extent our deliverables to you contain Huron Property, upon full and final payment of all amounts due us in connection with this engagement, we grant you a non-exclusive, non-assignable, royalty-free, perpetual license to use it in connection with the deliverables and the subject of the engagement and for no other or further use without our express, prior written consent.  If our deliverables are subject to any third party rights in software or intellectual property, we will notify you of such rights. Our deliverables are to be used solely for the purposes intended by this engagement and may not be disclosed, published or used in whole or in part for any other purpose.

huronconsultinggroup.com | 550 W. Van Buren St. • Chicago, IL 60607

7. Your Responsibilities. To the extent applicable, you will cooperate in providing us with office space, equipment, data and access to your personnel as necessary to perform the Services. You shall provide reliable, accurate and complete information necessary for us to adequately perform the Services and will promptly notify us of any material changes in any information previously provided.  You acknowledge that we are not responsible for independently verifying the truth or accuracy of any information supplied to us by or on behalf of you.

8. Our Warranty We warrant that our Services will be performed with reasonable care in a diligent and competent manner. Our sole obligation will be to correct any non-conformance with this warranty, provided that you give us written notice within 10 days after the Services are performed or delivered. The notice will specify and detail the non-conformance and we will have a reasonable amount of time, based on its severity and complexity, to correct the non-conformance.

We do not warrant and are not responsible for any third party products or services. Your sole and exclusive rights and remedies with respect to any third party products or services are against the third party vendor and not against us.

THIS WARRANTY IS OUR ONLY WARRANTY CONCERNING THE SERVICES AND ANY DELIVERABLE, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, ALL OF WHICH ARE HEREBY DISCLAIMED.

9. Liability and Indemnification (a) This engagement is not intended to shift risk normally borne by you to us. To the fullest extent permitted under applicable law, you agree to indemnify and hold us and our personnel, agents and contractors harmless against all costs, fees, expenses, damages, and liabilities (including reasonable defense costs and legal fees), associated with any legal proceeding or other claim brought against us by a third party, including a subpoena or court order, arising from or relating to any Services that you use or disclose, or this engagement generally. This indemnity shall not apply to the extent a claim arises out of our gross negligence or willful misconduct, as finally adjudicated by a finder of fact.

(b) We will not be liable for any special, consequential, incidental, indirect or exemplary damages or loss (nor any lost profits, savings or business opportunity). Further, our liability relating to this engagement will in no event exceed an amount equal to the fees (excluding taxes and expenses) we receive from you for the portion of the engagement giving rise to such liability.

(c) Neither of us will be liable for any delays or failures in performance due to circumstances beyond our reasonable control.

10. Non-Solicitation During the term of this engagement, and for a period of one year following its expiration or termination, you will not directly or indirectly solicit, employ or otherwise engage any of our employees (including former employees) or contractors who were involved in the engagement.

huronconsultinggroup.com | 550 W. Van Buren St. • Chicago, IL 60607

11. Termination

(a) Termination for Convenience. Either party may terminate this Agreement for convenience at any time on 30 days’ prior written notice to the other.

(b) Termination for Breach. Either party may terminate this Agreement for breach if, within 15 days’ notice, the breaching party fails to cure a material breach of this Agreement.

(c) To the extent you terminate this Agreement for convenience, you will pay us for all Services rendered, effort expended, expenses incurred, contingent fees (if any), or commitments made by us to the effective date of termination. To the extent you terminate this Agreement for breach, you will pay us for all conforming Services rendered and reasonable expenses incurred by us to the effective date of the termination.

(d) Further, we reserve the right to terminate this Agreement at any time, upon providing written notice to you, if conflicts of interest arise or become known to us that, in our sole judgment, would impair our ability to perform the Services objectively.

(e) The terms of this Agreement which relate to confidentiality, ownership and use, limitations of liability and indemnification, non-solicitation and payment obligations shall survive its expiration or termination.

12. General (a) This Agreement supersedes all prior oral and written communications between us, and may be amended, modified or changed only in a writing when signed by both parties.

(b) No term of this Agreement will be deemed waived, and no breach of this agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.

(c) We each acknowledge that we may correspond or convey documentation via Internet e-mail and that neither party has control over the performance, reliability, availability, or security of Internet e-mail. Therefore, neither party will be liable for any loss, damage, expense, harm or inconvenience resulting from the loss, delay, interception, corruption, or alteration of any Internet e-mail due to any reason beyond our reasonable control.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to conflict of law rules.  The parties hereto agree that any and all disputes or claims arising hereunder shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Any arbitration will be conducted in Chicago, Illinois.  Any arbitration award may be entered in and enforced by any court having jurisdiction thereof, and the parties consent and commit themselves to the jurisdiction of the courts of the State of Illinois for purposes of any enforcement of any arbitration award.  Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

huronconsultinggroup.com | 550 W. Van Buren St. • Chicago, IL 60607

(e) If any portion of this Agreement is found invalid, such finding shall not affect the enforceability of the remainder hereof, and such portion shall be revised to reflect our mutual intention.

(f) This Agreement shall not provide third parties with any remedy, cause, liability, reimbursement, claim of action or other right in law or in equity for any matter governed by or subject to the provisions of this Agreement